EXHIBIT 99.7

                        ASSIGNMENT AGREEMENT

     This Assignment Agreement made as of the 20th day of September,
1999

BETWEEN:
               706166 ALBERTA LTD. and 745797 Alberta Ltd., Alberta companies each having its registered office at 2600 Manulife Place, 10180 - 101 Street, Edmonton, Alberta, T5J 3Y2
               (collectively, the "Assignors")
               OF THE FIRST PART

AND:

               ALR TECHNOLOGIES INC., a Nevada company having an office at 15446 Bel-Red Road, Redmond, Washington,
               98052-5507
               (the "Assignee")
               OF THE SECOND PART

WHEREAS:

     A. Pursuant to Share Purchase Agreements dated for reference the 4th day of December, 1998, the Assignors sold a total of 5,000,000 Class A Common shares of A Little Reminder (ALR) Inc. (the "ALR Shares") to those parties noted in Schedule "A" hereto (collectively, the "Purchasers") for an aggregate purchase price of $1,000,000 ($CDN.);

     B. The purchase price was evidenced by four promissory notes from the Purchasers (the "Notes"), copies of which are attached hereto as Schedule B, and secured by pledge agreements from each of the Purchasers (the "Pledge Agreements");

     C. Pursuant to an Offer to Purchase dated March 2, 1999, the ALR Shares were subsequently exchanged by the Purchasers for 5,000,000 Common shares of the Assignee (the "ALRT Shares");

     D. The ALRT Shares are subject to the terms of an Amended
Pooling Agreement dated February 17, 1999 (the "Pooling Agreement");
and

     E, The Assignors desire to assign to the Assignee the Assignors' interest in and to the Notes and the Pledge Agreements;


     NOW THEREFORE THIS AGREEMENT WITNESSETH that for good and valuable consideration paid by the Assignee to the Assignors (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

1. Assignment

     1.1 The Assignors hereby assign, transfer and set over unto the Assignee all of the Assignors' right, title and interest in and to the Notes and Pledge Agreements, and all other rights and benefits which now are or which hereafter may be vested in the Assignors as security for the Notes.

     1.2 The Assignors covenant with the Assignee that the Assignors will not at any time after the date of this Agreement receive and accept payment on account of the Notes, except in trust for the Assignee and if the payments are received, shall forthwith pay such sum to the Assignee. The Assignors covenant not to do any act which may result in the Assignee being prevented or hindered from enforcing the payment of the Notes or the security represented by the Pledge Agreements.

     1.3 On the Closing (as defined in subsection 2.1 hereof), the Assignee will pay to the Assignors, as consideration for the assignment of the Notes and the Pledge Agreements and in accordance with the terms of section 2 hereof, the sum of $1,000,000 ($CDN.)
(the "Assignment Price") as follows:

          Assignor                                Assignment Price
          706166 Alberta Ltd.                     $  500,000
          745797 Alberta Ltd.                     $  500,000
                                                  ----------
                                                  $1,000,000

2. Closing

     2.1 The closing of the transactions contemplated by this Assignment Agreement (the "Closing") will take place on September 21, 1999, or on such other date as the parties shall agree.

     2.2 On Closing, the Assignee will deliver to each of the Assignors or the Assignors' solicitors, as payment for the Assignment Price, the following documents duly executed by the Assignee:

     (a) promissory notes for the Assignment Price in the form attached hereto as Schedule "C" and

     (b)  a pledge agreement in the form attached hereto as Schedule
          "D".

3. Representations and Warranties

     3.1 The Assignors hereby represent and warrant to the Assignee that neither the whole nor any part of the Notes or the Pledge
Agreements have been previously assigned, pledged, encumbered, transferred or otherwise dealt with by the Assignors.

     3.2 The Assignee hereby represents and warrants to the Assignors that the Assignee is aware that the Notes are currently in default and that the Notes are not assignable without the prior written consent of the Purchasers, which consent has not been obtained.

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4. General Provisions

     4.1 The Assignors and the Assignee covenant and agree to execute and deliver all such further documents and instruments and do all other acts and things as may be necessary or convenient to carry out the full intent and meaning of this Assignment and to effect the assignment of the Notes and the Pledge Agreements to the Assignee.

     4.2 The Assignors covenant and agree that the Assignors will immediately deliver or arrange for the delivery to the Assignee of 6,000,000 shares in the capital of the Assignee registered in the name of the Assignors, Dean Drover and Sandra Ross and currently held in trust pursuant to the terms of the Amended Pooling Agreement (the "Cancellation Shares") as follows:

          Assignor                      Cancellation of Shares
                                        to be Delivered

          766166 Alberta Ltd.           2,550,000
          745797 Alberta Ltd.           2,325,000
          Dean Drover                     562,500
          Sandra Ross                     562,500

The Assignee covenants and agrees that it will hold the Cancellation Shares, at the Assignee's sole discretion, until such time as the Assignee determines that it is practicable to return the Cancellation Shares to the Assignee's transfer agent for cancellation.

     4.3 This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     4.4 This Agreement may be executed in as many counterparts as may be necessary and by facsimile and each such agreement or facsimile so executed shall be deemed to be an original and such counterpart shall constitute one and the same instrument.

     IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.

                              706166 ALBERTA LTD.


                              Per: /s/ illegible
                                   Authorized Signatory

                                   745797 ALBERTA LTD.

                              Per: /s/ illegible
                                   Authorized Signatory

                              ALR TECHNOLOGIES  INC.

                              Per: /s/ Grey Rae
                                   Authorized  Signatory